Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of AudioCodes Ltd. for the registration of Ordinary Shares, Warrants and Debt Securities, and any combination of such securities, separately or as Units, and to the incorporation by reference therein of our report dated February 25, 2020, with respect to the consolidated financial statements of AudioCodes Ltd. and the effectiveness of internal control over financial reporting of AudioCodes Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
June 2, 2020	A Member of Ernst & Young Global